EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Genius Sports Limited, dated as of May 21, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

GLENVIEW CAPITAL MANAGEMENT, LLC
	By:	/s/ Mark J. Horowitz
Mark J. Horowitz
President of Glenview Capital Management, LLC

LARRY ROBBINS
	By:	/s/ Mark J. Horowitz
Mark J. Horowitz, attorney-in-fact for Larry Robbins

May 21, 2026